FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-23645

                         Leeds Federal Bankshares, Inc.
     -----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             1101 Maiden Choice Lane
                            Baltimore, Maryland 21229
                                 (410) 242-1234
     -----------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $1.00 per share
     -----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       n/a
     -----------------------------------------------------------------------
   Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)      [x]               Rule 12h-3(b)(1)(ii)    [  ]
         Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(2)(i)     [  ]
         Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)(2)(ii)    [  ]
         Rule 12g-4(a)(2)(ii)     [ ]               Rule 15d-6              [  ]
         Rule 12h-3(b)(1)(i)      [ ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Leeds Federal Bankshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 27, 2003                   By: /s/ William J. Wagner
                                            ---------------------------------
                                            William J. Wagner, President and
                                            Chief Executive Officer of Northwest
                                            Bancorp, MHC (successor by
                                            acquisition to Leeds Federal
                                            Bankshares, Inc.)